Exhibit 99.1

News Release

For Immediate Release

January 24, 2014

Approach Resources Inc. Appoints New Director

Fort Worth, Texas, January 24, 2014 – Approach Resources Inc. (NASDAQ: AREX) today announced that the Company’s Board of Directors appointed Vean J. Gregg III as a new director, effective January 23, 2014.

Mr. Gregg has 18 years of experience in oil and gas investment banking with J.P. Morgan Securities LLC. While at J.P. Morgan, Mr. Gregg most recently served as Managing Director and Group Head, North American Oil and Gas Investment Banking. Mr. Gregg holds a Bachelor of Business Administration degree from the University of Texas at Austin and a Master of International Management degree from Thunderbird – The American Graduate School of International Management.

J. Ross Craft, Approach’s President and Chief Executive Officer, commented, “We are fortunate to add Vean as a member of our Board of Directors. Vean is an exceptional leader with broad and deep oil and gas experience from one of the world’s top financial institutions. We believe that Approach and our shareholders will benefit significantly from his experience and perspective.”

Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 149,000 net acres. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

INVESTOR CONTACT Megan P. Hays mhays@approachresources.com 817.989.9000 x2108	APPROACH RESOURCES INC. One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 www.approachresources.com